                             SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

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Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to 14a-11(c) or 14a-12


                             AMSERV HEALTHCARE INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                     STOCKBRIDGE INVESTMENT PARTNERS, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                            AMSERV HEALTHCARE INC.

          CONSENT STATEMENT OF STOCKBRIDGE INVESTMENT PARTNERS, INC.

To Our Fellow Stockholders:

     This Consent Statement is being furnished by Stockbridge Investment Partners, Inc. and the other members of its group (collectively "Stockbridge") in connection with the solicitation by Stockbridge of written consents from the holders of Common Stock, par value $.01 per share ("Common Stock"), of Amserv Healthcare Inc. (the "Company" or "AMSERV") to take action without a stockholders' meeting as permitted by Delaware law. The Stockbridge Group consists of Stockbridge, its subsidiary York Hannover Pharmaceuticals, Inc. ("York Hannover") its principals Thomas M. Clarke and Lawrence B. Cummings and Lenox Healthcare, Inc. ("Lenox"), a Massachusetts corporation jointly owned by Mr. Clarke and his wife, Linda M. Clarke. The Stockbridge Group is the beneficial owner of 202,844 shares of AMSERV Common Stock or 6.20% of the shares outstanding.


     Stockbridge is seeking to remove the five current members of the Board of Directors of the Company (the "Board") and to elect five nominees to the Board of Directors of AMSERV to fill the vacancies created by the removals who will pursue Stockbridge's plan for increasing value for all holders of AMSERV shares (the "Stockbridge Nominees").

     Stockbridge believes AMSERV's operating performance and the price of the Common Stock reflect mismanagement by the Board and that the Board has failed to take the necessary steps to change the Company's management in light of its weak performance. The proposed merger with Star Multi Care Services, Inc. ("Star") announced by the Company on January 18, 1996 represents an unacceptable alternative for AMSERV stockholders. The economics of the transaction are unfavorable to AMSERV stockholders and the transaction allows Star, a small public company, to raid AMSERV's cash reserves. Stockbridge believes that the removal of the Board and the election of the Stockbridge Nominees is in the best interests of the stockholders and will result in enhanced value for the stockholders. The Stockbridge Nominees have developed a plan (the "Stockbridge Plan") (please refer to the outline of the Stockbridge Plan on page 16) for the Company which they believe will improve the financial performance of the Company and enhance value for stockholders. The Stockbridge Plan is fully set forth in this Consent Statement.

     Pursuant to Section 213(b) of the Delaware General Corporation Law (the "DGCL"), and for the purpose of setting a record date for this solicitation of consents, York Hannover, a wholly owned subsidiary of Stockbridge and a stockholder of the Company, executed a written consent to the proposed removal of the Board and the election of the Stockbridge Nominees and delivered it to the Company on January 8, 1996. At the time of delivery of York Hannover's consent, the Company had outstanding 3,273,703 shares of Common Stock. On January 8, 1996 pursuant to a provision of the By-Laws the Board of Directors established January 29, 1996 as the record date (the "Record Date") for the Consent. This Consent Statement and the enclosed BLUE consent are first being mailed to stockholders of the Company on or about March 7, 1996.

     Only stockholders of record at the close of business on the Record Date are entitled to vote by this Consent action. As of October 2,1995, the Company had outstanding 3,163,203 shares of Common Stock. On January 16,1996, AMSERV's Chairman Eugene J. Mora exercised his option to purchase 110,500 shares of the Company's Common Stock. Stockbridge believes there are currently 3,273,703 shares of AMSERV Common Stock outstanding.

     YOU ARE URGED TO CONSENT TO THE REMOVAL OF ALL MEMBERS OF THE BOARD AND THE ELECTION OF THE STOCKBRIDGE NOMINEES BY SIGNING, DATING AND MAILING AS SOON AS POSSIBLE PRIOR TO MARCH 14, 1996 THE ENCLOSED BLUE CONSENT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE FAILURE TO EXECUTE A CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING A CONSENT.

     THE PROPOSED ACTIONS WILL BECOME EFFECTIVE AT THE TIME, NOT LATER THAN MARCH 30, 1996, THAT WRITTEN UNREVOKED CONSENTS OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK OUTSTANDING AT THE CLOSE OF BUSINESS ON THE RECORD DATE ARE DELIVERED TO THE COMPANY.

     If you have any questions or need assistance in voting your shares, please call Stockbridge directly:

          Stockbridge Investment Partners, Inc.
          The Berkshire Common
          2 South Street, Suite 360
          Pittsfield, MA  01201

          Call (413) 448-2111 FAX (413) 448-2120

                         REASONS FOR THIS SOLICITATION

     Stockbridge's wholly owned subsidiary York Hannover directly owns 175,644 shares of AMSERV Common Stock, giving Stockbridge beneficial ownership of 175,644 shares. Lenox, a Massachusetts corporation jointly owned by Thomas M. Clarke and his wife, Linda M. Clarke is the direct owner of 400 shares of the Company's Common Stock. Mr. Clarke and Mrs. Clarke personally own 16,800 shares of Common Stock. As President and Director of Stockbridge, York Hannover and Lenox and Treasurer, Secretary and Director of Stockbridge, York Hannover and Lenox respectively, Mr. and Mrs. Clarke are the beneficial owners of 192,844 shares of AMSERV Common Stock. Mr. Lawrence B. Cummings, Chief Executive Officer and Director of Stockbridge and York Hannover is the direct owner of 10,000 shares of the Company's Common Stock and is considered to be the beneficial owner of the 175,644 shares beneficially owned by Stockbridge.

     On November 13, 1995, Stockbridge submitted to AMSERV its written proposal to effect a business combination between York Hannover and AMSERV. The proposal, which expired on December 4, 1995, stipulated that York Hannover would receive 1,200,000 shares of AMSERV Common Stock or 32.2 percent of the Company's outstanding shares. In addition, the proposal stated that two of the Company's five Board members would be Stockbridge nominees. Mr. Clarke and Mr. Cummings would enter into employment agreements with AMSERV.

     Stockbridge now desires to replace all five incumbent members of the Board with its nominees. Upon replacement of the Board, the new Board will consider all opportunities to increase shareholder value including the recently announced merger with Star and others, including Stockbridge's earlier proposal to merge the Company with its subsidiary, York Hannover. Should the Board wish to evaluate Stockbridge's merger proposal or any other between the Company and a Stockbridge affiliate then Stockbridge would recommend that the Board elect an independent committee to evaluate these transactions and, where appropriate the transactions would be put to a vote of the Company's non-affiliated stockholders. Applicable state and federal laws would dictate when transactions involving entities owned or controlled by directors should be reviewed by an independent committee. Independent committees formed to consider merger proposals with entities owned or controlled by a director would be comprised of all other directors not having an ownership or controlling interest in the entity with which the transaction is proposed. In addition, at the discretion of the independent committee, an outside financial advisor or investment banker would be engaged to render a fairness opinion on such transactions. Ultimately, transactions with Stockbridge, its affiliates or any entity owned or controlled by a director would require the approval of a majority of all shareholders not affiliated with the Company with which the merger is proposed.

     Stockbridge anticipates that significant savings can be achieved through the consolidation of corporate overhead expenses between Stockbridge and AMSERV. However, the only savings that Stockbridge is currently able to quantify are those that relate to office rental expense. Stockbridge would be compensated for such corporate overhead expense on the basis of market reasonable costs which shall be determined at the sole discretion of the independent committee appointed by the Board.

     Stockbridge believes that AMSERV's success will be largely determined by its ability to position itself to provide an expanded scope of services that complement its current home health operations. Although Stockbridge has no current plans to effect the Company's operations, Stockbridge intends to evaluate each segment of the Company's operations and recommend to the Board a plan that will optimize operations by increasing market share and increasing earnings.


     Stockbridge believes AMSERV's operating performance and the price of the Common Stock reflect mismanagement by the Board. Stockbridge believes the Board has failed to take the necessary steps to change the Company's management in light of its weak performance. Instead of taking decisive actions to improve operating results, the Board has chosen to permit the Chief Executive Officer to conduct the Company's operations located in Ohio and New Jersey from plush executive offices located thousands of miles away in affluent La Jolla, California.

      Stockbridge is concerned with the historical performance of the Company and recent actions of the Board. Stockbridge believes that the Board has not properly discharged its duties to stockholders because its actions have consistently failed to improve the financial performance of the Company and maximize the value of the stockholders' investment (as reflected by the price of AMSERV's Common Stock) in the Company. Stockbridge believes that the Board's performance in the following matters supports our belief that it has failed to discharge properly its duty to stockholders:

     . The poor performance of AMSERV's Common Stock over the last several years prior to Stockbridge Group's initial acquisition of Common Stock;

     . The failure of the Board to focus the business of the Company and to define a program to enhance value for stockholders;

     . The Boards retention of Batchelder & Partners, Inc. ("Batchelder") in an arrangement which provides for substantial fees to be paid to Batchelder and the continuation of management's compensation and severance arrangements at high levels despite deteriorating Common Stock prices; and

     . The Board's announcement of the signing of a letter of intent to merge with Star in a transaction in which each outstanding share of AMSERV's Common Stock will be converted into .409 shares of Star's common stock.

     Stockbridge believes that the Board's performance in these matters represents a failure to discharge properly the Board's duty to stockholders. Stockbridge believes that the removal of Messrs. Eugene J. Mora, George A. Rogers, Ben L. Spinelli, Michael A. Robinton and Melvin L. Katten and the election of the Stockbridge Nominees is in the best interests of the stockholders and will result in enhanced value for the stockholders.
Stockbridge measures shareholder value as the economic value (capital appreciation and dividends) associated with holding AMSERV Common Stock as well as actions taken by the Company which will ensure future increases in the economic value of its common stock. Unlike the Company's current management, Stockbridge's nominees will not enter into employment contracts with AMSERV. Thomas M. Clarke and Lawrence B. Cummings will be hired by the Company as employees at will who can be terminated by the Company at will. Mr. Clarke and Mr. Cummings will each be hired at a salary not to exceed $100,000 per year plus all usual and customary benefits of the Company. The Stockbridge Nominees have developed a plan for the Company which they believe will improve the financial performance of the Company and enhance value for all stockholders. Although Stockbridge has no immediate plans to change the Company's operations, each individual segment of AMSERV's operation will be evaluated and recommendations will be made to the Company's Board. The Stockbridge Plan is set forth in this Consent Statement.



                             STOCKBRIDGE'S CONCERNS

     Stockbridge believes the Board has failed to represent stockholder interests in the following areas:

1.   Poor Performance of AMSERV Common Stock
     ---------------------------------------

     On June 30, 1989 the closing price of a share of Common Stock was $5.25; on June 30, 1990 the closing price was $5.00; on June 30, 1991, the closing price was $3.375; on June 30, 1992 the closing price was $2.125; on June 30, 1993 the closing price was $1.25; on June 30, 1994, the closing price was $1.25 and on November 11, 1994, (the business day before the Stockbridge Group commenced its purchases of Common Stock) the closing price was $1.125. In the last six year period beginning January 1, 1990 the Company has paid no cash dividends and there have been no stock splits. On August 17, 1991, the Company distributed a
5.0 percent stock dividend to its stockholders.

     The Company is not required under rules of the Securities and Exchange Commission to provide in its proxy statements the graphic comparative cumulative return to investor information required for larger companies. However, AMSERV's Common Stock has underperformed both the Russell 3000 Index and the Bridge Health Care Services Index ("Bridge Index") over the last six years. An initial investment of $100.00 on July 1, 1989 in the Russell 3000 Index would have provided a cumulative total return of approximately $130.81, $136.83, $135.10 and $180.47 respectively, as of June 30, 1994, September 30, 1994, December 31, 1994 and December 31, 1995. A similar $100.00 investment in the Bridge Index on July 1, 1989 would have returned approximately $130.42, $149.48, $136.58 and $169.88, respectively, as of such dates. By comparison, an investment of $100.00 in AMSERV on July 1, 1989 would have a market value of approximately $25.64, $21.80, $35.90 and $53.85 as of June 30, 1994, September 30, 1994, December 31,
1994 and December 31, 1995, in each case a significant decrease in the market value of the initial $100.00 investment.

     The Russell 3000, one of the three Russell (Frank) Indexes, is a well known, broadly-based equity index. It is designed to be a comprehensive representation of the investable U.S. equity market. Two thousand of the three thousand companies in the Russell 3000 have small to mid-size market capitalizations between $104,000,000 and $746,000,000.

     The Bridge Health Care Services Index is a compilation of ninety two (92) companies providing health care and related services and which Stockbridge considers to be a reliable and fair representation of companies in these industries. The smallest Company in this index has a market capitalization of $11 million and the largest has a market capitalization of $7.5 billion.

     AMSERV has a market capitalization of approximately $8.5 million. AMSERV's Common Stock trades on the NASDAQ under the ticker symbol "AMSR."


     While these Indexes are composed of companies which have different capitalizations than AMSERV and may operate in different businesses, even within the healthcare services arena, Stockbridge believes that the stock performance comparison underscores the poor performance of the AMSERV from the perspective of its stockholders.

     Stockbridge believes that the current Board has failed to develop a strategic plan designed to enhance stockholder value in light of the long-term poor performance of the Common Stock.

2.   Failure to Focus the Company's Business and to Define a Program to Enhance
     --------------------------------------------------------------------------
     Value for Stockholders.
     -----------------------

     Stockbridge believes that the current Board has failed to develop an effective strategic plan designed to enhance stockholder value in light of the long term poor performance of the Common Stock. Stockbridge believes that the following chronology of AMSERV's operations between fiscal 1992 and fiscal 1995 support our belief that the Board has failed to develop an effective strategic plan.

     The Company has undergone several dramatic shifts of strategic direction since September 29, 1983 when its California predecessor was reincorporated in Delaware as Phone-A-Gram System, Inc. In October 1987, about seven months after Mr. Eugene J. Mora became Chairman of the Board, Chief Executive Officer and President of the Company, the Company's name was changed to AMSERV, INC. Less than five years later, in August 1992, the Company's name was again changed to AMSERV HEALTHCARE INC.

     Often corporate name changes are of little significance but Stockbridge believes that the changes of name correlate to an apparent lack of strategic focus on stemming the precipitous decline in stockholder value over the last five fiscal years.

     The financial statements included in the Company's Annual Report for fiscal year ended June 30, 1992 reported the following:

                           Fiscal Year Ended June 30
                           -------------------------
                                 (in thousands)
                                 --------------

                                 1992     1991     1990
                               --------  -------  ------

Net Sales                      $15,134   $13,488  $8,702

Operating Income (Loss)           (172)      151      93

Income (Loss) from                 (96)      213     132
Continuing Operations

Net Sales from                   3,558     4,837   5,547
Discontinued Operations*

Income (Loss) from                 338       777   1,363
Discontinued Operations

Gain (Loss) on Disposal
of Discontinued Operations,
Net of Income Tax                1,405       ---     ---

Net Income (Loss)                1,647       990   1,495

---------------------------------


* From Footnote 12 to financial statements



     o Mr. Mora's September 1992 letter to Stockholders included in the 1992 Annual Report stated:

          "We are planning to build AMSERV HEALTHCARE into a much larger company in the years ahead. We are in a huge industry. According to the National Association for Home Care, home care spending has risen 10% per year since 1987 and should exceed $16 billion annually in 1992. This growth should continue, and perhaps accelerate, as the age of our population increases and more and more healthcare is provided in the home."

          "At present, our industry is quite fragmented, with no one or two companies dominating the business. Acquisition opportunities are in good supply. This presents AMSERV's management team, which is experienced in developing and managing a large company, with outstanding opportunities to build AMSERV into a major healthcare company. A good example is MED-PRO, Inc., a leading provider of supplemental staffing to healthcare facilities, which we acquired in
          July 1992.   MED-PRO, with annualized sales of approximately $7
          million, has offices in Phoenix, San Diego and San Francisco. This acquisition and the opening of our new office in Chicago in May 1992 represent our initial investment of the proceeds from the sale of our medical products business [referred to in Footnote 12], discussed earlier."

          "With the MED-PRO acquisition, we now have 15 offices in nine states and are well on our way to building a national network of healthcare offices. Our goal is to double sales [$15.1 million for fiscal year ended June 30, 1992] in the next twelve to eighteen months by growing in our existing markets, opening new offices and continuing to make acquisitions. We are confident in our ability to achieve our goals and, if the economy continues to improve, we should be able to return to profitability in 1993 and establish a pattern of consistent earnings growth going forward. As always, our primary objective is to provide superior long-term investment returns for our shareholders."

     o The 1992 Annual Report also referred to "the Company's strategy of building a nationwide network of healthcare offices" and identified existing offices in Arizona (Phoenix, Tucson), California (San Diego, San Francisco), Illinois (Belleville, Chicago), Kentucky (Louisville), Missouri (St. Louis), Nevada (Las Vegas), New Jersey (Elizabeth, Fairlawn, Metuchen, South Orange), Oregon (Portland) and Washington (Seattle).

     o In addition to the discontinued medical products business and the MED-PRO acquisition, the footnotes to the financial statements in the Annual Report disclose the acquisition of substantially all the assets of Always Care of New Jersey, Inc. in March 1991, and the 1990 acquisition of three temporary nursing services offices in Tucson, Arizona, Seattle, Washington and Portland, Oregon.

     For the fiscal year ended June 30, 1993, the Company's financial statements included in its Annual Report to Stockholders reported the following results from continuing operations:

          Net Sales                               $18,848,000

          Operating Income (Loss)                        (430,000)

          Thus despite Mr. Mora's above articulated confidence in returning to profitability in 1993, net loss from continuing operations quintupled from $0.03 per share to $.15 per share.

     o Mr. Mora's September 1993 letter to stockholders included in the 1993 Annual Report stated:


          "The decline in sales from our temporary staffing services business [MED-PRO acquired in July 1992] was the main reason for the Company's net loss from continuing operations for fiscal 1993. Our analysis of the cause of the significant reduction in the demand for temporary nurses was confirmed by a recent article in The Wall Street Journal on
                                                      -----------------------
          declining hospital employment, stating that the occupancy rates at many hospitals have dropped 20 percent due to "initiatives in the medical marketplace to reduce costs" and "conditions in the overall economy", which appear to be discouraging hospital usage.

          "While a decline in hospital usage reduces the demand for temporary staffing services, it increases the demand for home care services. Therefore, the Company is focusing its efforts to expand its home care business through internal growth and acquisitions."

          "Although our operating results are not projected to show improvement until the second half of fiscal 1994 (contingent on increased demand for temporary staffing services). I remain positive about our Company's prospects. I am confident that we can build on the accomplishments of the past year and take advantage of the opportunities that exist in our industry to build a major healthcare company while increasing shareholder value."

     o Mr. Mora's letter also describes with great enthusiasm the Company's June 1993 entry into a Letter of Intent pursuant to which the Company proposed to acquire ALLIANCE Hospital Services, a third party provider of comprehensive turnkey contracts to manage home care operations for hospitals and other healthcare organizations, in a stock transaction. The transaction was never consummated.

          The Company's financial statements included in its Annual Report to Stockholders for the fiscal year ended June 30, 1994 reflecting the disposition of the MED-PRO business acquired in 1992:

                           Fiscal Year Ended June 30
                           -------------------------
                                 (in thousands)

                              1994      1993     1992
                              ----      ----     ----

Net Sales                   $ 7,526   $ 6,049   $5,432

Operating Income (Loss)        (169)     (217)    (116)

Income (Loss) from              (63)      (71)     (48)
Continuing Operations

Net Sales from               12,022    12,800    9,802
Discontinued Operations*

Income (Loss) from
Discontinued Operations        (711)     (359)     290

Gain (Loss) on Disposal
of Discontinued Operations,
Net of Income Tax            (1,168)      ---    1,405

Net Income (Loss)            (1,942)     (430)   1,647

---------------------------

From Footnote 12 to financial statements



          Mr. Mora's undated letter to stockholders included in the 1994 Annual Report attempts to put a favorable gloss on the fiscal 1994 results:

          "Fiscal 1994 was a year of mixed results for AMSERV HEALTHCARE INC. Our New Jersey home care subsidiary achieved record sales and profits, and recently opened its fifth office, located in Union City, New Jersey. In June 1994, AMSERV acquired North Central Personnel, a leading provider of home care services in the greater Mansfield, Ohio, market. This company was founded in 1983 by Diane Gurik, who continues as its President. In addition to serving patients through home care programs funded by the state, North Central Personnel provides home care services to private pay patients and those covered by insurance, as does our New Jersey home care subsidiary. Current sales from home care services are approximately $11 million, annualized."

          "During the last two years, in anticipation of federally mandated healthcare reform, hospitals have consolidated and implemented severe cost reduction programs, leading to a greatly reduced demand for temporary nursing personnel. The contraction of this industry contributed to the substantial losses we sustained in this segment of our business. In turn, the losses affected our plans to combine home care with our temporary nursing services. For these reasons, the decision has been made to discontinue this business. A nonbinding Letter of Intent to sell the temporary nursing services business has been signed, and we expect to complete this transaction by November 1994."

          "The net loss for fiscal 1994, which includes results from our discontinued temporary nursing services business, was $1,942,000 or 66 cents per share, compared with a net loss of $430,000, or 15 cents per share for fiscal 1993. The net loss for the year includes an after-tax loss of $1,168,000, or 40 cents per share, on the disposal of the temporary nursing services business, as well as an after-tax loss of $711,000, or 24 cents per share, for that business' operations."

          "Our strategy is to expand our home care business through acquisitions and start-up offices and to look for other opportunities in the healthcare field. The restructuring of our operations places the Company in a position to increase shareholder value."

     o In these three fiscal years AMSERV's net sales increased from $15,234,000 in 1992 to $18,849,000 in fiscal 1993 to $19,548,000 in fiscal 1994. However, net income decreased from $1,647,000 in fiscal 1992 to a net loss of $430,000 in fiscal 1993 to a net loss of $1,942,000 in fiscal 1994. The price of a share of Common Stock had gone from $3.375 on June 30, 1991 to $1.25 on June 30, 1994. During this period Mr. Mora kept advising stockholders that the strategic plan was to increase stockholder value.



     As of the writing of this consent solicitation the Company has failed to distribute its Annual Report for the fiscal year ended June 24, 1995. However, the Company's Form 10-K for the fiscal year ended June 24, 1995 reports the following comparative statement of operations for the years ended June 24, 1995, June 30, 1994 and June 30, 1993 and its Form 10-QSB reports the following statement of operations for the six month period ended December 23, 1995:

                     Fiscal Year Ended June 24 and June 30
                     -------------------------------------
                                 (in thousands)

                               The Six Months
                                   Ended
                                 December 23,
                                    1995        1995      1994      1993
                               --------------  -------  --------  --------

Net Sales                              $5,995  $11,342  $ 7,526   $ 6,049

Operating Income (Loss)                   329       52     (169)     (217)

Income (Loss) from
Continuing Operations                     252       52      (63)      (71)

Net Sales from
Discontinued Operations*                  ---      ---   12,022    12,800

Income (Loss) from
Discontinued Operations                   ---      ---     (711)     (359)

Gain (Loss) on Disposal
of Discontinued Operations,
Net of Income Tax                         ---       30   (1,168)      ---

Cumulative Effect of
Change in Accounting
Principal                                 ---       24      ---       ---

Net Income (Loss)                         252      106   (1,942)     (430)

---------------------------

From Footnote 12 to financial statements



     Given AMSERV's substantial increase in net sales from $7,526,000 in fiscal 1994 to $11,342,000 in fiscal 1995, We were disappointed that the Company's net income was only $106,000. Net income from continuing operations for the fiscal year ended June 24, 1995 was a minimal $52,000 or approximately 2 cents per share.

     Presently, AMSERV operates in only one segment of the healthcare services industry, home health care. The majority of the Company's revenue is derived from providing low tech, home health aide services to residents in the states of Ohio and New Jersey. During a due diligence visit to the headquarters of Amserv's New Jersey operations Stockbridge learned that approximately 75.0 percent of the Company's revenue is generated by its New Jersey operations. A representative of the New Jersey headquarters disclosed that on average the Company's New Jersey operation is reimbursed less than $15.00 per hour of home health services it provides and approximately 80.0 percent of its net revenue is paid by Medicaid and other government programs. In the Company's Annual Report for the twelve months ended June 30, 1994,

Mr. Mora commented, "Our strategy is to expand the home care business through acquisitions and start-up offices and to look for other opportunities in the healthcare field". Subsequent to this statement the Company has made no acquisitions or opened any new offices.



     The Stockbridge Plan, on the other hand, provides for the growth and diversification of the Company through the creation of a critical mass of businesses focused in a single related operation. The Plan would increase AMSERV's revenue through diversification of services into more profitable segments of the healthcare industry and would protect the Company from the risks associated with its dependence on the Medicaid program. Stockbridge would accomplish this by expanding into geographic markets not yet serviced by AMSERV and by aligning itself with medical supply and pharmaceutical distributors, therapy companies and other companies whose services complement those of AMSERV. In addition to increasing revenue through the diversification of services, The Stockbridge Plan advocates the evaluation of AMSERV's current operations to ensure maximum operating efficiency. Stockbridge has no plans to effect the Company's current operations. However, Stockbridge will closely evaluate each segment of the Company's current operations and make appropriate recommendations to the Board.

3.   The Board has Continued the Chief Executive's Compensation at High Levels
     -------------------------------------------------------------------------
     Despite Deteriorating Common Stock Price.
     -----------------------------------------

     o The Chief Executive Officer has distanced himself from the business of the Company literally and figuratively. The executive offices are located in La Jolla, California, thousands of miles away from the Company's only continuing operations located in New Jersey and Ohio. Stockbridge believes that maintaining the executive offices in this affluent suburb of San Diego, results in the incurrence of unnecessary direct and indirect expenses associated with travel to the Company's business. The Board may believe that Mr. Mora can be effective at transcontinental management but the results of the last several years provides Stockbridge with the basis of a contrary view.

     o Stockbridge also believes the location of the Company's executive offices in La Jolla results in significant unnecessary office rental expense.

          Based on its survey of the La Jolla, California rental market, Stockbridge estimates that AMSERV pays between $13.00 and $15.00 per square foot for its office space in La Jolla. Based on visual inspection of the Company's La Jolla offices, Stockbridge believes they comprise between 2,500 and 3,000 square feet. Stockbridge is confident that AMSERV would require only 1,300 square feet of office space if its corporate office was moved to Stockbridge's location in Pittsfield, Massachusetts. Stockbridge would propose to lease a portion of its existing space to the Company at $5.00 per square foot. This arrangement would yield annual savings of $26,000 to $39,000 for AMSERV.

     o Just prior to the death of John Wimmer, a long-time Director, the Board filled a vacancy with Mr. Spinelli, a resident of West Orange, New Jersey, who will apparently travel at Company expense to Board meetings in La Jolla, California.

     o Mr. Mora has been compensated at what Stockbridge believes to be a high level while the Company's stock price performance and financial condition have continued to deteriorate. Despite the Company's poor operating performance and the dramatic decline in the per share price of its Common Stock during the six fiscal years ended June 24, 1995, Mr. Mora received direct compensation in excess of $300,000 annually.

          Mr. Mora has been granted the use of a Company automobile (currently a luxury vehicle). Mr. Mora is also entitled under his Employment Agreement to receive payments for five years of the compensation earned in his last year of employment following any termination without cause and to receive any individual life insurance policies owned by the Company. As regards the termination of Mr. Mora's employment, the term "without cause" refers to a termination other than for cause. Cause can be defined as willful malfeasance or gross negligence, or failure to act involving material nonfeasance; provided that in the case of such gross negligence or material nonfeasance it would at the time have a material adverse effect on the Company. Mr. Mora is also entitled to receive $129,200 per year as a consultant to the Company following his retirement.

          This level of executive compensation appears to Stockbridge to be extravagant, particularly in light of the Company's performance which as reported in Selected Financial Data in the 1995 Form 10-K shows net income from continuing operations of $52,000 in fiscal 1995 and losses
                                                                          ------
          from continuing operations of $63,000 in fiscal 1994, $71,000 in
          --------------------------
          fiscal year 1993, $48,000 in fiscal 1992 and $134,000 in fiscal 1991.

     Mr. Mora's direct compensation of $300,000 for the twelve month period ended June 24, 1995 equals 577.0 percent of AMSERV's net income from continuing operations of $52,000. Stockbridge's survey of five publicly traded healthcare companies revealed that, on average, the total compensation of these companies' top executives equals 3.94 percent of the companies' net income from continuing operations. The range for the average was a low of 1.97 percent and a high of
11.53 percent. While the correlation between compensation and net income is not perfect, Stockbridge believes that maintaining Mr. Mora's salary at its current level is inappropriate given the Company's net income and Common Stock price.

     4.   The Proposed Merger with Star
          -----------------------------

          On January 18, 1996, AMSERV announced the signing of a letter of intent to merge with Star. Star is a publicly traded company (NASDAQ-
          SMCS) that provides temporary health care personnel to hospitals and nursing homes, and temporary placement services to patients in private homes, hospitals and nursing homes in the New York/New Jersey metropolitan area and Southeastern Florida. For the fiscal year ended May 31, 1995 Star reported revenue of $27 million. As of the market close on March 1, 1996, Star's common stock traded at $6.750 per share.

          The terms of the proposed merger call for each outstanding share of AMSERV's Common Stock to be converted into .409 shares of Star common, representing a ratio of one share of Star's common stock for each
          2.445 shares of AMSERV Common Stock. In the announcement of the merger Mr. Mora commented, "After reviewing a number of proposals, we believe that this strategic combination will enhance value for the AMSERV shareholders".

          Pursuant to the merger agreement, if the Star merger is not consummated because AMSERV's Board determines that such termination is necessary because of an agreement with a third party with respect to a business combination or similar transaction, the Company is obligated to pay Star a fee of $250,000 plus reasonable out-of-pocket fees and expenses up to $200,000. AMSERV's reported cash and cash equivalents and short-term investments are $1,268,000 and $1,200,000 respectively as of December 23, 1995 as reported in AMSERV'S SEC Form 10-QSB. Based on this level of cash and short-term investments, Amserv's potential to generate substantial excess cash and Stockbridge's plan to reduce overhead expense, Stockbridge does not believe that the payment of these fees would have a significantly adverse effect on the Company's operations.


     o The transactions economics are unfavorable to AMSERV stockholders. Star's closing price of $6.750 on March 1, 1996 would result in a value of $2.76 per AMSERV share or 18.2 percent less than AMSERV's stock price at its 52 week high of $3.375 per share on September 13, 1995.


     o If the proposed merger is consummated, AMSERV stockholders (excluding Mr. Mora) would own only 30.0 percent of the post-merger Star. Mr. Mora and Star Chairman Stephen Sternbach would own 32.6 percent of the post-merger Star. This is based on outstanding shares of AMSERV of 3,273,703 outstanding shares of Star of 2,412,867, Mr Mora's ownership of 476,127 shares of AMSERV and Mr. Sternbach's ownership of 43.9 percent of Star's shares outstanding.

     o The transaction would enable Star, a small company with only $271,000 in available cash and an outstanding line of credit of $3,050,000 as of November 30, 1995 to raid AMSERV's $2,467,000 of cash reserves as of December 23, 1995 at great expense to AMSERV stockholders.

                               STOCKBRIDGE'S PLAN

     Stockbridge believes that stockholder interests will be maximized and the financial condition of AMSERV will be improved by adopting Stockbridge's strategic plan for the elimination of duplicative and unnecessary overhead costs. The Stockbridge Plan would immediately address (1) elimination of duplicative and unnecessary overhead costs, including the relocation of the Company's executive offices, (2) the selection of management personnel with a demonstrated record of performance, and (3) the consideration of additional steps to enhance long term stockholder value through increased earnings and growth. Stockbridge believes that after the implementation of its plan, AMSERV will be positioned to expand the scope of its operations through the selective acquisitions and development of new opportunities.



1.   Elimination of Duplicative and Unnecessary Overhead Costs.
     ---------------------------------------------------------

     Stockbridge has reviewed the publicly available financial statements of the Company. Stockbridge believes the Company has unnecessary corporate overhead costs which could be eliminated under the Stockbridge Plan. Initially, the Board will be presented with the opportunity to move the principal executive offices to Stockbridge's facility in Pittsfield, Massachusetts, a location which Stockbridge believes is better suited to the hands-on-management of operations located in Ohio and New Jersey. Stockbridge believes that Pittsfield is a superior location to La Jolla since it is in the same time zone as the Company's operations in New Jersey and Ohio and is only a three-hour drive from New Jersey and a two-hour plane ride from Ohio. Stockbridge and its affiliates currently provide management and financial services (including Medicare Part B Billing) for a varied group of affiliated healthcare entities from Pittsfield.

     At this time, Stockbridge has not identified all of the costs which might be incurred with such a relocation but anticipates that such costs would be considered by the Board, together with the prospects for savings, in making any decision to relocate. Stockbridge believes that through the consolidation of certain corporate overhead functions a significant reduction in AMSERV's overhead expense may be realized.

Stockbridge and its affiliates perform the functions of billing, credit and collections, accounts payable, and financial statement preparation for a diversified group of nineteen health care entities from Stockbridge's principal offices located in Pittsfield, Massachusetts. Such a consolidation would be determined by the Board and would not be submitted to stockholders for approval. Stockbridge believes that moving AMSERV's principal executive office to Pittsfield into space presently occupied by Stockbridge will yield annual savings of $26,000 to $39,000 on rental expense and substantial savings in travel expense. The anticipated savings of up to $39,000 per year on rental expense equals savings of approximately 1 cent per share of Common Stock outstanding. Stockbridge is convinced that the economies of scale achievable by combining AMSERV's corporate administrative functions with those in Pittsfield will also result in considerable savings in wage and benefit expense and expenditures for office and computer equipment. At present Stockbridge's estimate of the savings associated with combining AMSERV's corporate office with those of Stockbridge is limited to the savings associated with decreased rental expense. Stockbridge believes the methodology it used to determine the decreased rental expense is accurate but cannot fully guarantee that any of the savings it envisions will be realized.


2.   Selection of Management Personnel.
     ---------------------------------

     Stockbridge intends to employ management personnel capable of successfully managing the Company's business. Stockbridge believes the decline in both the Company's operating performance and its stock price is a result of the failure of the Board to employ a more effective Chief Executive Officer who is responsible for the Company's day-to-day operations. Stockbridge expects that its nominees would consider employing Mr. Clarke as the Company's President with responsibility for day-to-day operations. It also expected that the Stockbridge nominees would consider employing Mr. Cummings as AMSERV's Chief Executive Officer. As directors and officers of AMSERV, Mr. Clarke and Mr. Cummings would devote their time fully to the affairs of the Company. Mr. Clarke's and Mr. Cummings' commitment of time to the operations of Stockbridge would be minimal. Stockbridge's subsidiaries own skilled nursing facilities and an interest in a partnership that distributes pharmaceutical and medical supplies. The nursing facilities are managed by a third party manager and Stockbridge's partner manages the pharmaceutical and medical supply distribution business.

     Mr.Clarke and Mr. Cummings would each be paid a salary not to exceed $100,000 plus the usual and customary benefits paid by the Company. Stockbridge plans to evaluate existing management personnel at all AMSERV operations to ensure key personnel are qualified for their current positions and to implement the Stockbridge Plan. Stockbridge expects that its Nominees would consider employing Mr. Clarke and/or Mr. Cummings as an executive officer on an interim or permanent basis.

3.   Consideration of Additional Steps to Enhance Stockholder Value.
     --------------------------------------------------------------

     Stockbridge believes that over the long term, AMSERV has the potential to achieve significant earnings and growth if it reaches a critical mass of related businesses. Stockbridge currently has no plans to make changes to AMSERV's operations. Stockbridge will evaluate each segment of the Company's operations and recommend to the Board a plan to optimize the results of these operations. To this end, Stockbridge will propose that the new Board consider the acquisitions of businesses in the healthcare industry which offer functional and geographical synergies with AMSERV's core businesses. Geographical synergies refers to the benefits derived from aligning AMSERV's operations with those of other healthcare organizations who provide their services in the same geographic locations as AMSERV. As the industry consolidates, we believe home health care providers will seek alliances with pharmaceutical and medical supply distributors who provide services in their markets. These alliances will become necessary for home health care providers wishing to maintain their existing market share and eventually increase their market share.

     State and federal law would dictate special consideration of any transactions involving Stockbridge, its affiliates or any entity owned or controlled by a director. In these instances, an independent committee of the Stockbridge nominees would be formed to consider the proposal. This committee would be comprised of all Stockbridge nominees not having an ownership or control interest in the entity with which the merger is proposed. In any instance in which a transaction involving Stockbridge is proposed, an independent committee comprised of Dr. Stanley Evans, Mr. Thomas White and Mr. Brian Lingard will evaluate the proposal. These three Stockbridge nominees have no ownership interest, controlling interest, or other affiliation with Stockbridge. In addition, at the discretion of the independent committee an outside financial consultant or investment banker would be engaged to render a fairness opinion on such transactions. Ultimately, transactions with Stockbridge, its affiliates or any entity owned or controlled by a director would require the approval of a majority of all shareholders not affiliated with the company with which the merger is proposed.

     Other than Stockbridge's proposal to merge its wholly owned subsidiary, York Hannover with the Company, no other transactions with entities affiliated with Stockbridge are contemplated under the Stockbridge Plan. Under the Stockbridge Plan Stockbridge does not propose a merger between Stockbridge and AMSERV. However, it is Stockbridge's hope that, if elected to AMSERV's Board, The Stockbridge nominees will give fair consideration to Stockbridge's earlier proposal to merge the Company with its wholly owned subsidiary, York Hannover. This proposal, as originally presented to AMSERV's current Board expired on December 4, 1995. It is possible that Stockbridge could revise the terms of the Stockbridge proposal before submitting it to the Stockbridge nominees for their consideration. Other than this, no other transactions with entities affiliated with Stockbridge are contemplated under the Stockbridge Plan. The Stockbridge Plan does not advocate the sale of any of the Company's assets nor have any non-affiliated entities yet been identified as potential candidates for acquisition. Stockbridge believes that as the healthcare industry continues to consolidate and focus on reducing the costs of delivering services, AMSERV should position itself to provide an expanded scope of services. These services, which complement the Company's existing home health business include pharmaceutical and medical supply distribution, infusion therapy and other non-institutional medical services. Consistent with this belief, the Stockbridge Plan would consider the acquisition of existing businesses which provide for increased market share and earnings potential.

     The Stockbridge Nominees do not intend to adopt any special policies with regard to conflicts of interest, but would allow the same to be governed under applicable Delaware law.



          STOCKBRIDGE'S ATTEMPTS TO WORK WITH THE BOARD AND MANAGEMENT

     Stockbridge has been frustrated in its attempts to work with AMSERV's management and Board. In January, 1995, Thomas M. Clarke and Lawrence B. Cummings, principals of Stockbridge met with Mr. Mora in La Jolla, California, and proposed that the Board consider the negotiation of a business combination with York Hannover, a wholly-owned subsidiary of Stockbridge which distributes pharmaceutical and other medical products in Florida, in which Stockbridge would acquire a majority interest in AMSERV. The proposal for a majority interest stipulated that AMSERV would be merged with York Hannover subsequent to York Hannover's acquisition of four pharmaceutical distribution companies with which York Hannover had signed letters of intent to acquire. Prior to the merger, York Hannover would issue 4 million shares of Common Stock so that on a post-merger basis York Hannover would own 57.6 percent of the total shares outstanding in the merged Company. Following Mr. Mora's outright rejection of such transaction, the proposal was revised to present for consideration by the Board a transaction in which Stockbridge would receive a substantial minority interest in AMSERV. The intention of this revised proposal was to merge only York Hannover with AMSERV. Prior to the merger, York Hannover would issue 1,920,000 shares of Common Stock so that on a post merger basis York Hannover would own 39.5 percent of the total shares outstanding in the new Company. Subsequent to the merger York Hannover would assign its contracts to purchase four pharmaceutical distributors to AMSERV so that all the Company's stockholders would benefit equally from these acquisitions. On January 31, 1995, the Company requested additional information from Stockbridge and York.
On February 21, 1995, Stockbridge provided some, but not all of such information on a preliminary and confidential basis. On March 2, 1995, Mr. Clarke, then record holder of 5,000 shares of Common Stock, demanded to inspect and copy the list of AMSERV stockholders. On March 30, 1995, the Company provided to Mr. Clarke the stock ledger and list of registered stockholders of the Company certified by the Company's transfer agent and transfer sheets showing changes in the list of the stockholders of the Company. However, AMSERV failed to provide the following information that Stockbridge had requested on January 31, 1995: magnetic computer tape lists of the holders of the Company's Common Stock as of the record date, non-objecting beneficial owner lists and other lists of beneficial owners not identified on the stock ledger.

     On April 5, 1995, Mr. Clarke received certain additional information relating to the March 2, 1995 demand. However, Stockbridge began to believe that Mr. Mora was taking action designed to entrench the Board, including the newly-elected Mr. Spinelli, and to dilute the interests of existing stockholders, and unilaterally withdrew its proposal of a business combination between York Hannover and AMSERV. Despite the offer to Mr. Clarke contained in Mr. Mora's April 5, 1995 letter to address the Board at an April 27, 1995 meeting in La Jolla, California, Mr. Clarke, on April 6, 1995 executed a written consent calling for the removal of all incumbent directors (other than Mr. Katten and Mr. Robinton) and the filling of the vacancies thereby created with the Stockbridge nominees.

     On April 13, 1995, the Company issued a press release announcing, among other things, that the Board of Directors had acted on April 13, 1995 pursuant to a provision of the By-Laws to establish April 21, 1995 as the record date (the "Record Date") for the Consent and that on the April 6, 1995 the Company had entered into an agreement with North Central Personnel, Inc., the holder of the NCP Note (principal balance $833,334), to exchange the NCP Note for 426,794 shares of Class A Preferred Stock and other considerations. Stockbridge has been advised by counsel for AMSERV that the Class A Preferred Stock has one vote per share and votes with the Common Stock.

     On April 18 and 20, 1995, Mr. Mora exercised some of the options granted to him by the Company under his employment agreement and purchased an aggregate of 177,562 shares of Common Stock with $156,099 in cash and a non-recourse promissory note in the amount of $198,440.

     On April 18, 1995, Leslie Hodge, Secretary and Vice President of Administration of AMSERV exercised options to purchase 8,750 shares of Common Stock, and Diane Gurik, the president of AMSERV's Ohio subsidiary North Central Personnel Division (and the sole stockholder of North Central Personnel, Inc.), exercised options to purchase 20,000 shares of Common Stock.

     On April 27, 1995, Stockbridge commenced an action in Delaware Chancery Court, New Castle County, against AMSERV and each of its Directors, alleging violation of Section 228 of the DGCL and breach of fiduciary duty in connection with the actions of the Board (i) in establishing April 21, 1995 rather than the April 7, 1995 as the Record Date, (ii) by entering into the exchange of the NCP Note for the Class A Preferred Stock and (iii) by issuing shares of Common Stock to Mr. Mora on the exercise of his options. Stockbridge sought equitable relief alternatively by way of rescission of the complained of transaction or an injunction against voting (or the counting thereof as outstanding for purposes of the consent) of the Class A Preferred Stock the shares of Common Stock issued to Mr. Mora upon exercise of his options.

     On April 28, 1995, the Delaware Chancery Court, scheduled a hearing on Stockbridge's Motion for equitable relief for May 30, 1995 and established a schedule of expedited document production and discovery. On May 12, 1995 Stockbridge entered into a standstill agreement with AMSERV for the purpose of considering a merger between Stockbridge's subsidiary York Hannover and the Company. The standstill agreement was signed in response to Stockbridge's consent solicitation to replace a majority of the AMSERV Board. The agreement provided for a 30 day period in which Stockbridge and AMSERV agreed to commence negotiations with regard to a potential business combination and for due diligence to be conducted by Batchelder. As part of the agreement, AMSERV and Stockbridge settled pending litigation brought in Delaware Chancery Court against AMSERV and its directors with respect to transactions undertaken by AMSERV which involved the issuance in April, 1995 of additional shares of common stock and voting preferred stock.

     Pursuant to the terms of the Standstill Agreement, (the "Agreement") and the previously executed Confidentiality Agreement, Stockbridge provided AMSERV with certain confidential information concerning Stockbridge and York Hannover. AMSERV'S Board established a meeting date of June 8, 1995 for the purpose of discussing Stockbridge's proposed merger. Lawrence B. Cummings and Thomas M. Clarke were invited to make a presentation at the Board meeting of June 8th in La Jolla, CA.

     Stockbridge maintained an ongoing dialogue with AMSERV'S financial advisor Batchelder concerning the information to be presented to AMSERV'S Board at the June 8, 1995 meeting.

     Mr. Cummings and Mr. Clarke presented a written document to the Board at its June 8 meeting and discussed the objectives of Stockbridge and its principals to enhance stockholder value through the proposed merger between York Hannover and AMSERV. In advance of the meeting on June 8, 1995 Batchelder indicated that counsel to AMSERV had proposed the following guidelines for a merger:

1. Stockbridge should receive no more than 40.0 percent of AMSERV'S post merger outstanding stock.

2. Stockbridge would agree not to seek control of the Company for a specific period of time.

3. Stockbridge would agree to limit the percentage of its shares that would be voted in an effort to replace a majority of the Board or to gain control of the Board.

4. The Board on a post-merger basis would consist of three members of the existing AMSERV Board, two members of Stockbridge's Board and two outside Directors selected by Stockbridge and approved by AMSERV'S existing Board.

     Mr. Clarke and Mr. Cummings made a detailed presentation to the Board on June 8, 1995. At the conclusion of the Board Meeting, Batchelder indicated to Mr. Clarke and Mr. Cummings that the Board wished to proceed with a complete due diligence of Stockbridge and its proposal with the intent of fully considering Stockbridge's merger proposal. Stockbridge and AMSERV extended the Agreement until August 10, 1995 and the Board meeting was scheduled for August 10, 1995 to consider the merger.

     Batchelder indicated to Stockbridge that it was authorized to conduct due diligence and establish preliminary business merger valuations. Preceding the August 10, 1995 Board meeting, Batchelder conducted on-site due diligence of Stockbridge's headquarters in Pittsfield, Massachusetts and met with Stockbridge's investment bankers, Triumph Capital Group, Inc.

     Batchelder indicated that in order for the Board to act on the merger proposal at its August 10, 1995 meeting it would be necessary to obtain audited financial statements and a preliminary commitment for the financing of AMSERV on a post-merger basis. Batchelder also indicated to Stockbridge that the Board wanted to fully recognize the Employment Agreement between AMSERV and it Chairman, Mr. Eugene J. Mora. Stockbridge agreed that it would not seek to limit Mr. Mora's entitlements under his Employment Agreement. Batchelder also indicated that Mr. Mora intended to resign from the Board of Directors and as an officer of AMSERV on a post-merger basis.

     Up to the August 10, 1995 Board meeting, Mr. Clarke had numerous conversations with Batchelder in which Batchelder indicated that they and the Board were working toward the presentation of a complete merger proposal for consideration by the Board at its August 10, 1995 meeting. Stockbridge provided its audited financial statements to Batchelder on August 9, 1995 and also provided on that date a Preliminary Term Sheet for the financing of AMSERV on a post-merger basis to be provided by IBJ Schroder Bank and Trust Company ("IBJ").

     Stockbridge contacted Batchelder on August 9, 1995 to insure that Batchelder was prepared for the Board meeting and had all of the necessary information requested of Stockbridge. Batchelder indicated that Stockbridge had satisfied all of the Board's informational requirements.


     Batchelder indicated on August 11, 1995 that the Board was satisfied with all aspects of the due diligence and that the only obstacle to the Board's action on the merger proposal was the presentation of a firm financing commitment by IBJ or other financial institutions. Batchelder also indicated that the Board had received verbal expressions of interest from two third parties with respect to a potential business combination with AMSERV.

     Mr. Clarke submitted a letter to the AMSERV Board outlining his understanding of the steps necessary for the Board to act on Stockbridge's merger proposal, and Mr. Clarke met with Batchelder in La Jolla, California on August 15, 1995. At the meeting a schedule was negotiated to enable IBJ to conduct its due diligence in order to issue a firm financing commitment.

     Mr. Mora refused to let Mr. Cummings or Mr. Clarke participate in the due diligence process indicating that IBJ would have to conduct its due diligence independently. Mr. Clarke indicated to Batchelder that this was unacceptable and Batchelder was successful in negotiating that Mr. Cummings could participate in the due diligence with IBJ.

     On August 29, 1995, Stockbridge announced that it had won a Fee Petition in the Delaware Chancery Court in the amount of $50,000 to be paid by AMSERV. The Fee Petition related to the litigation initiated by Stockbridge on April 27, 1995 in connection with Stockbridge's allegations of the Boards breach of fiduciary duty. In the lawsuit, Stockbridge alleged that in response to its announced filing of a consent solicitation to remove a majority of AMSERV's directors, AMSERV undertook two transactions designed to thwart the solicitation. An outstanding note in the amount of $1 million held by NCP was exchanged for 426,794 shares of the Company's voting preferred stock. AMSERV executed a voting agreement and irrevocable proxy in conjunction with the exchange, giving Mr. Mora full power in a control contest to vote the shares issued to NCP. In addition, the Company loaned Mr. Mora the money to purchase 177,562 shares of AMSERV Common Stock. These two transactions served to dilute Stockbridge's voting power from 6.0 percent to 5.0 percent.

     In awarding the $50,000 to Stockbridge, the Delaware Chancery Court concluded that the disclosure of the reduction of the voting power and the rescission of the proxy were significant benefits that all shareholders received as a result of this lawsuit. The Court reasoned that in fairness, the Company should pay a reasonable fee to the counsel that earned these benefits.

     Mr. Clarke received a preliminary financing commitment from IBJ on September 1, 1995 and Mr. Clarke indicated to Batchelder that if he received written confirmation indicating the Board had scheduled a meeting for a date during the week of September 25, 1995 for the purpose of considering the Stockbridge merger proposal then it would be acceptable for the Board Meeting to be scheduled as late as during the week of September 25, 1995.

     The Board did not schedule a meeting to consider Stockbridge's proposal despite its previous commitment to consider a financed merger proposal from Stockbridge. In a letter dated September 18, 1995 to AMSERV'S Board Mr. Clarke requested that the board establish a record date for his action by written consent to remove and replace the Board. The letter stated that AMSERV had breached its obligations under the June 12, 1995 standstill agreement as amended by: seeking third party interest in a business combination, failing to advise Stockbridge of any inquiries from third parties and failing to permit Stockbridge and IBJ to conduct appropriate due diligence.

     Stockbridge and AMSERV entered into an agreement on October 18, 1995 stipulating that Stockbridge withdraw its written notice delivered to AMSERV on September 18, 1995 indicating Stockbridge's intent to act by written consent and requesting that AMSERV'S Board set a record date for such consent. Stockbridge agreed not to commence any other consent solicitation with respect to AMSERV or deliver any other such notice until the earlier of January 1, 1996 or the conclusion of the process by which AMSERV'S Board will consider potential business combinations from all qualified third parties involving AMSERV.

     On November 6, 1995 Stockbridge signed a confidentiality agreement pertaining to its treatment of due diligence material it had requested from AMSERV. On November 9, 1995 Mr. Cummings and Mr. Christopher McLaughlin, Stockbridge's Controller, met with Ms. Leslie Hodge and Mr. Kenneth Freeman at the headquarters of AMSERV'S New Jersey Division in Edison, New Jersey. The purpose of the trip was to perform due diligence of AMSERV'S New Jersey Division. On October 8, 1995 Mr. Clarke met with Ms. Diane Gurik to conduct due diligence of AMSERV's Ohio Division. The submission of due diligence information between Stockbridge and AMSERV began on November 9, 1995.

     Stockbridge submitted to AMSERV on November 13, 1995 its written proposal to effect a business combination between York Hannover and AMSERV. The following are the major provisions of the proposal:

1.   AMSERV would be the surviving corporation upon merger with York Hannover.

2. Stockbridge, as sole stockholder of York Hannover would receive 1,200,000 shares of AMSERV Common Stock so that on a fully-diluted proforma basis, Stockbridge and its affiliates will own 1,402,844 shares or 32.2 percent of AMSERV.

3. Upon the merger, AMSERV'S Board would be comprised of five members, two selected by Stockbridge, two incumbents of which one must be Mr. Mora and one non-affiliated director to be selected by the other four.

4. Thomas M. Clarke and Lawrence B. Cummings would enter into employment agreements with AMSERV.

5. As consideration for the merger, AMSERV would receive all of the outstanding stock in York Hannover. York Hannover's primary asset is its
     40.0 percent ownership interest in the York Hannover Partnership ("YHP"). YHP distributes pharmaceutical and medical supplies in the state of Florida. For the twelve month period ending December 31, 1996 YHP has forecasted revenues of $8.6 million and pretax income of $940,000.

6.   The proposal expired on December 4, 1995.

     The November 13, Stockbridge proposal outlined above differs from The Stockbridge Plan detailed in this consent solicitation. Unlike the business combination proposal, The Stockbridge Plan does not advocate a merger and exchange of stock between AMSERV and Stockbridge or one of Stockbridge's affiliates nor does it advocate that only three of the five current directors be replaced. The Stockbridge Plan calls for replacement of all five members of the AMSERV Board with Stockbridge nominees, the reduction of unnecessary overhead costs of the Company including the relocation of the Company's executive offices to Stockbridge's headquarters in Pittsfield, Massachusetts and the consideration of acquisitions of and alliances with companies whose operations complement those of AMSERV. The Stockbridge Plan advocates that, pending approval by the Board, Mr. Cummings and Mr. Clarke be hired as employees at will to serve as the chief executive officer and president of AMSERV. Under the merger proposal Mr. Cummings and Mr. Clarke would have entered into employment agreements with AMSERV.


     On Monday December 11, 1995 Mr. Clarke initiated a phone call to Batchelder. Batchelder informed Mr. Clarke that in its meeting of December 8, 1995 AMSERV'S Board of Directors decided not to accept the Stockbridge proposal at that time. The Board did not reject the proposal but instead decided to evaluate the Stockbridge proposal against other merger proposals it receives from third parties.

     On January 18, 1996 Mr. Clarke was surprised to read AMSERV's press release announcing the signing of a letter of intent to merge the Company with Star. No representative of AMSERV or Batchelder had telephoned Mr. Clarke or written to him regarding the Board's decision to consummate a merger with Star.



            INFORMATION ABOUT STOCKBRIDGE AND THE STOCKBRIDGE GROUP

     The Stockbridge Group consists of Stockbridge, York Hannover, its principals, Thomas M. Clarke and Lawrence B. Cummings, and Lenox, a Massachusetts corporation jointly owned by Mr. Clarke and his wife.

     Stockbridge Investment Partners, Inc. is a Florida corporation with offices located in Palm Beach, Florida and Pittsfield, Massachusetts which is engaged in investing in businesses which provide healthcare products, services and facilities. It was organized in December of 1993. Mr. Clarke and his wife jointly own 50.0 percent of Stockbridge's equity and Mr. Cummings, and siblings own the remaining 50.0 percent of Stockbridge's equity.

     Lenox is a Massachusetts corporation with principal offices in Pittsfield, Massachusetts which acts as financial advisor or principal in health care investments and transactions. Lenox, organized in October of 1992, controls together with Stockbridge, its partners and affiliates nineteen healthcare properties representing 1,871 licensed beds, institutional pharmaceutical, medical supply distributors and equity investments in health care related companies.

     The following individuals are Stockbridge's nominees for director:
     ------------------------------------------------------------------

     Mr. Cummings, 40, is the Chief Executive Officer and a director of Stockbridge and York Hannover.

     Mr. Clarke, 40, is the President and a director of Stockbridge, York Hannover and Lenox.

     Dr. Stanley Evans, 59, maintains a private medical practice in Portland, Maine and is the Medical Director of Recovery Center of Mercy Hospital in Portland, Maine. Dr. Evans is not a director or officer of Stockbridge, York Hannover or Lenox.

     Thomas A. White, 50, is Chairman of the Board and Chief Executive Officer of Sequoia Enterprises, Inc., a leveraged buyout company specializing in the forest products industry. Mr. White is not a director or officer of Stockbridge, York Hannover or Lenox.

     Brian A. Lingard, 38, is President of Territorial Resources, Inc., a publicity traded international oil and gas exploration company. Mr. Lingard is also the President of Earnest Producing Corporation, a privately held company which operates or owns interests in more than 200 oil wells in Texas. Mr. Lingard is not a director or officer of Stockbridge, York Hannover or Lenox.

     York Hannover is the direct beneficial owner of 175,644 shares of AMSERV Common Stock. During October and November of 1995 Stockbridge contributed all of its shares of AMSERV to its wholly owned subsidiary, York Hannover. Lenox is the direct beneficial owner of 400 shares of AMSERV's Common Stock. Mr. Clarke is the direct beneficial owner of 16,800 shares of AMSERV Common Stock and may be deemed to beneficially own all shares owned by York Hannover and Lenox. Mr. Cummings is the direct and beneficial owner of 10,000 shares of AMSERV Common Stock and may be deemed to beneficially own all shares owned by York Hannover.

     Additional information about the directors, officers, members or the management committee and "controlling persons" of Stockbridge is set forth in Appendix A hereto.

                 PROPOSED ELECTION OF THE STOCKBRIDGE NOMINEES


     Stockbridge's nominees for director have expressed their willingness to serve on the Board and have provided the information set forth below for inclusion in this Consent Statement. Stockbridge proposes that the Stockbridge Nominees be elected to hold office until AMSERV's 1996 Annual Meeting of Stockholders or until successors are elected and qualified.

                                                Shares Beneficially
Name and                                            Owned as of       Percent
Business Address                           Age   February 23, 1996   of Class*
----------------                           ---  -------------------  ----------

Thomas M. Clarke                            40    192,844                 5.89%
Lenox Healthcare, Inc.
2 South Street, Suite 360
Pittsfield, MA  01201

Lawrence B. Cummings                        40    185,644                 5.67%
Stockbridge Investment Partners,
 Inc.
250 Royal Palm Way, Suite 202
Palm Beach, FL  33480

Dr. Stanley J. Evans                        59     0                      0.00%
91-93 State Street
Portland, ME  04101

Thomas A. White                             50     0                      0.00%
147 Patricia Avenue
Dalton, MA  01226




Brian A. Lingard                            38     0                      0.00%
1300 Main Street
Suite 1840
Houston, TX  77002

------------------------------

* Assumes 3,273,703 shares are outstanding.



     Mr. Clarke is the President, a director and founder of each of Stockbridge and Lenox. Previously, Mr. Clarke served for five years as the Treasurer and Chief Financial Officer of Berkshire Health Systems, Inc., a diversified health care company operating sixteen nursing homes and two hospitals. Prior to this, Mr. Clarke spent four years with Hospital Corporation of America as the Chief Financial Officer of two managed hospitals. During his sixteen years in the health care field, he has arranged for financing for and developed and managed a variety of health care facilities. Mr. Clarke is a Fellow in the Health Care Financial Management Association and a Certified Member of the Patient Accounting Association. Mr. Clarke is a frequent lecturer on a wide variety of regional and national health care topics and holds a Masters of Science degree in Business from Husson College.

     Mr. Cummings is the Chief Executive Officer of Stockbridge. Mr. Cummings has over ten years of health care experience and is an active investor in the health care industry. From June 1989 until March 1994, Mr. Cummings was Chairman of the Board, Chief Executive Officer and President of Providence Health Care, Inc. ("Providence"), a Cleveland, Ohio based public nursing home management company which Mr. Cummings founded. In March 1994, Providence was sold to The Multicare Companies, Inc., another publicly traded nursing home chain. Prior to founding Providence, Mr. Cummings was President and Chief Executive Officer of Common Goal Mortgage Company, the nation's only lender dedicated exclusively to nursing care. Mr. Cummings holds a Masters of Business Administration degree from Harvard Business School and a B.A. from Harvard College.

     Dr. Evans is engaged in the private practice of medicine and is Board Certified in Addiction Medicine and Board Qualified in Internal Medicine. Dr. Evans has established a network of practice sites with staff privileges and professional affiliates at numerous facilities including Mercy Hospital, in Portland, Maine where Dr. Evans is the Medical Director of the Recovery Center of Mercy Hospital. Dr. Evans currently holds faculty positions as a clinical assistant professor at the University of Vermont College of Medicine and the Maine Medical Center Department of Psychiatry. In addition to his teaching and clinical responsibilities, Dr. Evans served on the Board of Trustees at the University of Maine system from 1975 to 1989 including nine years as the Vice Chairman of the Board of Trustees. Dr. Evans was the Vice Chairman of the Board of Governors of the Association of Governing Boards of Universities and Colleges from 1986 through 1990. During the period from 1977 to 1986, Dr. Evans was a member of the Board of Governors and a member of the Board of Directors of the Public Broadcasting System in Washington, D.C. Dr. Evans is the author of numerous published articles including contributions to the New England Journal of Medicine. Dr. Evans is a frequent speaker on a variety of medical and social topics including testimony to the Select Sub-Committee on Investigations of the United States Senate.

     Mr. White is presently Chairman of the Board and Chief Executive Officer of Sequoia Enterprises, Inc., a leveraged buyout company specializing in the forest products industry. For the previous eight years Mr. White served as President and Chief Executive Officer of Crane & Company, Inc. ("Crane"), a maker of fine writing papers and the paper of which all United States currency is printed. Prior to that Mr. White served in various senior management positions with Crane. Mr. White holds an undergraduate degree from Syracuse University and a Master of Business Administration degree from Harvard University.

     Mr. Lingard has served since November, 1994 as President of Territorial Resources, Inc., a publicly traded international oil and gas exploration company with a focus in Mongolia. Also, since 1993 he has served as President of Earnest Producing

Corporation, a privately held company which operates or owns interests in more than 200 gas and oil wells in Texas. From 1982 to 1986 and from 1988 to present Mr. Lingard also served as President of B.A. Lingard & Co., Inc., an investment banking firm concentrating in restructuring, private placement and merger and acquisition transactions. From 1987 to 1988, Mr. Lingard was employed by Chemical Bank Investment Banking where he was responsible for developing investment banking opportunities in the South Western United States. Mr. Lingard received his Bachelor of Arts degree from the University of Rochester and his Master of Business Administration degree from the University of Rochester.

     Appendix A hereto sets forth certain information about the directors, officers, employees and "controlling persons" of Stockbridge and Lenox. Except as set forth in this Consent Statement or in Appendix A hereto, to the best of Stockbridge's knowledge, neither Stockbridge, its nominees for Director, any other participant in Stockbridge's consent solicitation nor any director, officer or "controlling person" of Stockbridge, (i) owns beneficially, directly or indirectly, any securities of AMSERV, (ii) owns any securities of AMSERV of record but not beneficially, (iii) has, to their knowledge, any associates who own beneficially, directly or indirectly, any securities of AMSERV, (iv) within the past two years, has purchased or sold any securities of AMSERV, (v) has indebtedness for the purpose of acquiring or holding securities of AMSERV, (vi) is or has been a party to any contract, arrangements or understandings with respect to any securities of AMSERV within the past year, (vii) has had or will have (or to their knowledge, has any associate or any member of their immediate families who has had or will have) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of AMSERV's last fiscal year, or in any currently proposed transaction or series of similar transactions to which AMSERV or any of its subsidiaries was or is to be a party, or (viii) has (or to their knowledge, has any associate who has) any arrangement or understanding with any person with respect to future employment by AMSERV or its affiliates or with respect to any future transactions to which AMSERV or its affiliates will or may be a party.

     Neither Mr. Clarke, Mr. Cummings, Dr. Evans, Mr. White nor Mr. Lingard or any business or professional entity of which Mr. Clarke, Mr. Cummings, Dr. Evans, Mr. White or Mr. Lingard is an executive officer, partner or equity owner, any member of their immediate families nor any trust or other estate in which they have a substantial beneficial interest or serve as a trustee, has had any business relationship with, or has been indebted to, AMSERV during AMSERV's last fiscal year, or proposes to have any business relationship with during AMSERV's current fiscal year, other than as set forth in this Consent Statement or in Appendix A hereto.

     The Board is currently comprised of five members. Stockbridge is proposing that Messrs. Mora, Rogers, Spinelli, Robinton and Katten be removed and that the Stockbridge Nominees be elected. The Bylaws of the Company allow the Board of Directors to set the number of directors constituting the Board of Directors, but in no event shall such number be less than four nor more than seven. The Bylaws may be
amended by a majority of the Board of Directors.   Upon the successful election
of the Stockbridge Nominees, Stockbridge intends to propose that the Board of Directors amend the Bylaws to provide for a five member Board of Directors.


                              CERTAIN ARRANGEMENTS

     Stockbridge, York Hannover, Lenox, Mr. Clarke, and Mr. Cummings (the "Stockbridge Group") have entered into a written agreement (the "Group Agreement") relating to their shares of AMSERV Common Stock. The Stockbridge Group is the beneficial owner of 202,844 shares of AMSERV's Common Stock or 6.20% of total shares outstanding. Under the Group Agreement, the members of the Group have given Mr. Clarke power of attorney with respect to filings with the Securities and Exchange Commission on behalf of the Group and have granted mutual limited rights of first refusal as to shares of AMSERV Common Stock owned.

                          EFFECTS OF CHANGE-OF-CONTROL
                          ----------------------------

     According to the Company's Proxy Statement dated October 14, 1994, Mr. Mora's Employment Agreement provides that "if Mr. Mora is terminated without cause, [AMSERV] shall pay to Mr. Mora the compensation he earned in the final year of his employment in each of the immediately following five years and shall transfer to Mr. Mora any individual life insurance policies owned by [AMSERV]." Stockbridge would anticipate that any termination of Mr. Mora would be "for cause" or would otherwise be negotiated to avoid the payment of the maximum amounts to which he might otherwise claim under such arrangement.

     Under the Company's 1991 Stock Options Plan, upon a "Change of Control" (which would appear to include the circumstances under which the Stockbridge Nominees would have replaced the incumbent Directors pursuant to this Consent Solicitation), all options thereunder become exercisable in full and exercisable options may be purchased by the Company. Stockbridge does not believe that such acceleration would have material adverse effect on the Company. Based on information supplied by the Company, there were 311,762 options exercisable as of June 24, 1995. The Company also reported that on January 16, 1996, it accepted a recourse promissory note from Mr. Mora in the amount of $199,342 as partial payment for 110,500 shares of Common Stock acquired upon the exercise of stock options held by Mr. Mora. Based on this information, it is Stockbridge's belief that if Stockbridge is successful in its consent solicitation to replace the AMSERV Board there will be 201,262 options that will become exercisable in full and may be purchased by the Company. Stockbridge does not believe that such acceleration of the options will have an adverse effect on the Company because the number of exercisable options is relatively small and the option price is at or near the current market price of AMSERV Common Stock.

     According to Note 4 to the Company's financial statements for the fiscal year ended June 30, 1994, the NCP Note which was purported exchanged for the Class A Preferred Stock contained a provision which called for an acceleration of the indebtedness ($833,334 at April 6, 1995) in the event that Mr. Mora ceased to be employed by the Company on a full-time basis. Since Stockbridge is seeking rescission of the transaction pursuant to which the NCP Note was exchanged for Class A Preferred Stock if Stockbridge is successful, the NCP Note would be in effect and this provision could apply. In addition, the Class A Preferred Stock provides that a "Change of Control" (which would appear to include the circumstances under which the Stockbridge Nominees would have replaced the incumbent Directors pursuant to this Consent Solicitation) and the termination of Mr. Mora's employment constitute Events of Default which permit an acceleration of scheduled redemption which otherwise would be 20% on each of May 29, 1995, November 29, 1995, May 29, 1996, November 29, 1996 and May 29,
1997.

     Other than the foregoing, Stockbridge is not aware of any other obligations of AMSERV that may be affected by a Change-in-Control.

                             THE CONSENT PROCEDURE

     Section 228 of the DGCL states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this Consent Solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Common Stock as of the Record Date must be delivered to the Company as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by Section 228.

     IT IS CURRENTLY THE INTENTION OF STOCKBRIDGE TO CEASE THE SOLICITATION OF CONSENTS ONCE STOCKBRIDGE HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE HAVE BEEN OBTAINED AND TO DELIVER SUCH CONSENTS TO THE COMPANY IN THE MANNER REQUIRED BY SECTION 228

OF THE DGCL AS SOON AS PRACTICABLE THEREAFTER. WHEN CONSENTS FOR A MAJORITY OF THE COMPANY'S COMMON STOCK HAVE BEEN OBTAINED AND DELIVERED TO THE COMPANY, A SHAREHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT. IF STOCKBRIDGE HAS NOT RECEIVED CONSENTS SUFFICIENT TO TAKE THE ACTIONS PROPOSED HEREIN BY THE CLOSE OF BUSINESS ON MARCH 30, 1996, STOCKBRIDGE WILL CEASE THE SOLICITATION OF CONSENTS PURSUANT TO THIS CONSENT SOLICITATION AND WILL NOT DELIVER TO THE COMPANY THE CONSENTS THAT STOCKBRIDGE HAS RECEIVED.

     Section 213(b) of the DGCL provides that the record date for a consent solicitation shall be as established by the board of directors of the corporation or, if no record date is so established, shall be the first date on which a signed written consent is delivered to the corporation. York Hannover delivered a signed written consent to the proposed actions herein to the Company on January 8, 1996.

     If the actions described herein are taken, Stockbridge will promptly notify the stockholders who have not consented to the actions taken as required by the DGCL.

     Consents may only be executed by stockholders of record at the close of business on the Record Date. As of January 16, 1996, the Company had outstanding 3,273,703 shares of Common Stock. The number of votes necessary to effect the proposals is 1,636,852 (a majority of 3,273,703).

     Based on its review of publicly available information, Stockbridge is not aware of any other material change since January 16, 1996, in the number of outstanding shares of Common Stock. Each share of Common Stock entitles the record holder thereof to cast one vote. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting.

     With respect to this solicitation, broker non-votes and directions to withhold authority to consent are counted for purposes of establishing a quorum though are not counted for purposes of determining whether a proposal has been approved. Since Stockbridge must receive consents from a majority of the Company's outstanding shares in order for the Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the blue card will have the same effect as a "no" vote with respect to Stockbridge's solicitation.

     BROKER NON VOTES, DIRECTION TO WITHHOLD AUTHORITY TO CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTIONS. STOCKBRIDGE URGES EACH STOCKHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HER SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                     VOTING; COSTS OF CONSENT SOLICITATION

     Consents will be solicited by mail, telephone, telegram and/or personal solicitation, by officers and employees of Stockbridge. No such persons shall receive additional compensation for such solicitation. In addition, Stockbridge has retained MacKenzie Partners, Inc. ("MacKenzie") to act as an advisor in the submission of this Consent Solicitation. Stockbridge has agreed to pay MacKenzie a fee estimated not to exceed $50,000.00 plus reasonable out-of-pocket expenses.

     If your shares are registered in your own name, you may mail or fax your consent to Stockbridge Investment Partners, Inc. at the address or fax number listed below.

     If your shares are held in "street name" - held by your brokerage firm or bank-immediately instruct your broker or bank representative to sign Stockbridge's BLUE consent and mail to Stockbridge and we will promptly deliver it. Please be certain to include the name of your brokerage firm or bank. If you have additional questions, please call:

                     STOCKBRIDGE INVESTMENT PARTNERS, INC.
                              The Berkshire Common
                           2 South Street, Suite 360
                             Pittsfield, MA  01201
                              CALL: (413) 448-2111
                              FAX: (413) 448-2120

     Stockbridge anticipates that a total of approximately $250,000 will be spent in connection with the solicitation. Actual expenditures may vary materially from the estimate, however, as many of the expenditures cannot be readily predicted. To date, expenses of approximately $50,000 have been incurred in connection with the solicitation. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the cost of soliciting consents will initially be borne by Stockbridge. If Stockbridge's nominees are elected, Stockbridge intends to request reimbursement from AMSERV for these expenses. This request will not be submitted to a vote of AMSERV stockholders. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward Stockbridge's solicitation material to the beneficial owners of the shares they hold of record, and Stockbridge will reimburse them for their reasonable out-of-pocket expenses.

     A consent executed by a stockholder may be revoked at any time before its exercise by submitting (i) a written, dated revocation of such consent or (ii) a later dated consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered either to Stockbridge Investment Partners, Inc., The Berkshire Common, 2 South St., Suite 360,

Pittsfield, MA 01201, Attn: Corporate Secretary, or to AMSERV Healthcare Inc., 3252 Holiday Court, LaJolla, CA 92037 Attn: Leslie Hodge, Corporate Secretary. Although a revocation or later dated consent delivered only to the Company will be effective to revoke a previously executed consent, Stockbridge requests that if a revocation or later dated consent is delivered to the Company, a photocopy of the revocation or later dated consent also be delivered to Stockbridge, at the address set forth above, so that Stockbridge will be aware of such revocation.

                                    Sincerely,


                                    Stockbridge Investment Partners, Inc.
March 7, 1996

     YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE REMOVAL OF THE BOARD AND THE ELECTION OF THE STOCKBRIDGE NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT PROMPTLY.
ONLY YOUR LATEST DATED CONSENT COUNTS. EVEN IF YOU HAVE ALREADY RETURNED THE BOARD'S CONSENT, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT.

                                  APPENDIX A

The names, business addresses, principal occupations and number of shares of common stock beneficially owned by York Hannover, its Management Committee and York Hannover's executive officers who are participants, and of all other participants, in this solicitation are set forth below:

                                                Number of
                                                Shares
Name and                        Principal       Beneficially
Business Address                Occupation      Owned
----------------                ----------      -----

Stockbridge Investment
 Partners, Inc.                   N/A           175,644(1)
The Berkshire Common
2 South Street, Suite 360
Pittsfield, MA  01201

Purchase (Sales and Transfers in brackets) by Stockbridge within the last two years:

          Dates              Number of Shares
          -----              ----------------
          12/19/94                  4,000
          12/27/94                  4,500
          12/28/94                  2,000
          12/29/94                  3,000
          12/30/94                 14,100
          01/09/95                 (5,000)
          01/09/95                  2,000
          01/10/95                 10,000
          01/11/95                  4,000
          01/12/95                 11,800
          01/13/95                  4,000
          01/16/95                 13,500
          01/17/95                 11,000
          02/02/95                  4,000
          02/03/95                 23,350
          02/06/95                 18,650
          03/10/95                  7,500
          03/15/95                  2,000
          03/22/95                 19,000
          04/07/95                  1,800
          04/24/95                  2,000
          08/18/95                 (3,000)
          08/22/95                 (3,000)
          08/23/95                 (3,000)
          08/30/95                 (3,000)
          10/06/95               (145,200) Transferred to York Hannover
                               ----------

          Total                    0

(1) Stockbridge is deemed to be the beneficial owner of all of the shares owned by its wholly owned subsidiary, York Hannover.

                                                             Number of
                                                             Shares
Name and                              Principal              Beneficially
Business Address                      Occupation             Owned
----------------                      ----------             -----

Lenox Healthcare, Inc.                    N/A                400
2 South Street, Suite 360
Pittsfield, MA  01201

Purchases (Transfers in brackets) by Lenox within last two years:

          Dates              Number of Shares
          -----              ----------------
          11/14/94               2,000
          11/25/94               1,000
          10/12/95              (3,000) Transferred to York Hannover
          10/30/95              100
          10/31/95              200
          11/02/95              100
                         ----------

          Total                    400

York Hannover Pharmaceuticals, Inc.       N/A             175,644
The Berkshire Common
2 South Street, Suite 360
Pittsfield, MA  01201

Purchase and shares transferred to York Hannover within last two years:

          Dates              Number of Shares
          -----              ----------------
          09/18/95                 500
          09/19/95                 944
          10/02/95               20,000
          10/05/95                 500
          10/06/95              145,200 Transferred from Stockbridge
          10/12/95               5,000 Transferred from Thomas M. Clarke
          10/12/95               3,000 Transferred from Lenox
          10/24/95                 300
          10/30/95                 200
                                --------

          Total                 175,644


                                                                    Number of
                                                                    Shares
Name and                     Principal                              Beneficially
Business Address             Occupation                             Owned
----------------             ----------                             -----

Thomas M. Clarke             President, Director of Stockbridge,    192,844(2)
                             York Hannover and Lenox
Linda M. Clarke              Treasurer, Clerk, Director of Lenox
The Berkshire Common         Treasurer, Secretary and Director
2 South Street, Suite 360    of Stockbridge and York Hannover
Pittsfield, MA  01201

Purchases (Transfers shown in brackets) made by The Clarkes within the last two years:


          Dates                    Number of Shares
          -----                    ----------------
          01/05/95                   1,000
          01/09/95                   4,000
          01/10/95                   3,000
          01/10/95                   5,000
          01/10/95                   5,000
          01/12/95                   2,100
          03/02/95                     900
          03/07/95                     800
          10/12/95                  (5,000) Transferred to York Hannover
                                    ------

          Total                     16,800

(2) Mr. Clarke and Mrs. Clarke jointly own all of the outstanding capital stock of Lenox and 50.0 percent of the outstanding capital stock of Stockbridge. All shares purchased by Mr. Clarke (other than 5,000 shares purchased on January 10, 1995 individually) were for his Individual Retirement Account, of which Mrs. Clarke is the beneficiary. For purposes of this Consent Solicitation, Mrs. Clarke may be deemed to beneficially own all of the shares of AMSERV common stock beneficially owned by Mr. Clarke.

                                                                  Number of
                                                                  Shares
Name and                       Principal                          Beneficially
Business Address               Occupation                         Owned
----------------               ----------                         -----

Lawrence B. Cummings           Chief Executive Officer and        185,644(3)
Stockbridge Investment         Director
 Partners, Inc.                of Stockbridge and York Hannover
250 Royal Palm Way, Suite 205
Palm Beach, FL  33480

Purchases made by Mr. Cummings within the last two years:


 Dates                       Number of Shares
------                       ----------------
 10/02/95                           5,000
 10/10/95                           5,000
                                 -----------

 Total                             10,000

Dr. Stanley J. Evans         Private Medical Practice Portland, ME        0
91-93 State Street           Medical Director of Recovery Center of
Portland, ME  04101          Mercy Hospital, Portland, ME

Thomas A. White              Chairman of the Board and Chief              0
147 Patricia Avenue          Executive Officer of Sequoia
Dalton, MA  01226            Enterprises, Inc.

Brian A. Lingard             President of Territorial Resources,          0
1300 Main Street             Inc. and President of Earnest
Suite 1840                   Producing Corporation
Houston, TX  77002

-----------------------------------

(3) Mr. Cummings together with his brothers, Amory Cummings, an attorney 311 South Wacker Drive; Chicago, Illinois, 60606, and Ogden E. Cummings, a private investor, 146 Sunset Drive, Palm Beach, Florida 33480 and his sister, Lillian Stevenson a private school administrator, Le Chatelant, Lex Avants, Sur Montreux, CH1833 Switzerland, own the remaining 50.0 percent of the equity of Stockbridge. Amory Cummings is also a director of Stockbridge and York Hannover. Mr. Clarke and Mr. Lawrence Cummings are each deemed to beneficially own all shares of AMSERV common stock owned by York Hannover.

--------------------------------------------------------------------------------
                      YOUR VOTE IS EXTREMELY IMPORTANT



1. Please SIGN, MARK, DATE and MAIL your BLUE consent in the enclosed postage-paid envelope as soon as possible before March 14, 1996. If you wish to consent to the removal of the Board and the election of the Stockbridge Nominees, you must submit the enclosed consent, even if you have already submitted the Company's consent card.

2. If your shares are held for you by a bank or brokerage firm, only your bank or broker can vote your shares and only after receiving your instructions. Please call your bank or broker and instruct your representative to consent to the removal of the Board and the election of the Stockbridge Nominees on the BLUE consent.

3.  Time is short.  Please vote today!

    If you have questions or need assistance in voting your shares or in changing your vote please contact Stockbridge Investment Partners, Inc. at the number listed below:





                           2 South Street, Suite 360
                             Pittsfield, MA  01201
                                (413) 448-2111


--------------------------------------------------------------------------------

                             AMSERV HEALTHCARE INC.

              CONSENT OF STOCKHOLDERS TO ACTION WITHOUT A MEETING
                          THIS CONSENT IS SOLICITED BY
                     STOCKBRIDGE INVESTMENT PARTNERS, INC.

     The undersigned, a stockholder of record of AMSERV HEALTHCARE INC. (the "Company"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to the number of shares of Common Stock, par value $.01 per share, of the Company held by the undersigned, to each of the following actions without a prior notice and without a vote as more fully described in Stockbridge Investment Partner, Inc's consent statement (receipt thereof is hereby acknowledged).

     STOCKBRIDGE INVESTMENT PARTNERS, INC. STRONGLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE FOLLOWING PROPOSALS:

     1.   Proposal One:  The removal of incumbent directors of the Company.

     All of the present members of the Board of Directors of the Company and any person or persons elected or appointed to the Board of Directors prior to the effective date of the proposed actions are hereby removed without cause as directors of the Company.


     Eugene J. Mora      Benjamin L. Spinelli      Melvin L. Katten

     George A. Rogers    Michael A. Robinton


     To withhold consent to the removal of any director(s) write the name(s) of such candidate(s) in the following space:



               [_] CONSENT    [_] CONSENT WITHHELD


     If no box is marked above with respect to Proposal One, the undersigned will be deemed to consent to such proposed action.

     2. Proposal Two: The election of new directors of the Company to fill the vacancies on the Board of Directors, each to serve until his successor is duly elected and qualified. Proposal Two is contingent upon stockholder consent to Proposal One, the removal of the incumbent directors of the Company. In the event that one or more of the Stockbridge nominees does not receive a majority of stockholder consents, Stockbridge will propose new nominees to be voted on by the stockholders.

     Thomas M. Clarke      Lawrence B. Cummings     Dr. Stanley J. Evans

     Thomas A. White       Brian A. Lingard

                    [_] CONSENT         [_] CONSENT WITHHELD

     To withhold consent to the election of any candidate(s), write the name(s) of such candidate(s) in the following space:



     If no box is marked with respect to Proposal Two, the undersigned will be deemed to consent to such proposed action except that the undersigned will not be deemed to consent to the election of any candidate whose name is written in the space provided above. PLEASE ACT PROMPTLY. IMPORTANT: THIS CONSENT MUST BE SIGNED AND DATED TO BE VALID.

Dated______________________, 1996

Signature:_______________________

Signature
(if held jointly):_______________

Title or authority
(if applicable):_________________

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized persons. The consent card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS CONSENT BEFORE MAILING THIS CONSENT IN THE ENCLOSED ENVELOPE.